UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)

U-Store-it Trust
(Name of Issuer)

Common Stock
(Title of Class of Securities)

91274F104
(CUSIP Number)


Check the appropriate box to designate the rule pursuant to
which this
Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

388,078


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,078

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment
Management (Securities), L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

 699,450

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

4,663,492


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,663,492

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
 SHARES*

Excludes shares beneficially owned by LaSalle Investment
Management, Inc.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.9%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		U-Store-It Trust

	(b)	Address of Issuer's Principal Executive Offices
		460 East Swedesford Road
		Suite 3000
		Wayne, PA 19087

Item 2.
     LaSalle Investment Management, Inc. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or,
 if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		91274F104
     	LaSalle Investment Management (Securities), L.P. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or, if none,
Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		91274F104

Item 3.*	If this statement is filed pursuant to Rule 13d-1(b),
or 13d-2(b), check
whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section 15
of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of the Act
      (c)	?	Insurance Company as defined in Section 3(a)(19)
 of the Act
(d)	?	Investment Company registered under Section 8 of the
Investment Company
 Act
(e)		Investment Adviser registered under Section 203 of the
 Investment Advisers
 Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is subject
to the provisions
 of the Employee Retirement Income Security Act of 1974 or Endowment
 Fund; see
 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with
240.13d-1(b)(ii)(G)
(Note:  See Item 7)
(h)	?	A savings association as defined in section
 3(b) of the Federal
 Deposit Insurance Act
(i)	?	A church plan that is excluded from the definition
 of an
investment company under section 3(c)(14) of the Investment Company
 Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)
(k)	? 	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
If
 filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____


      *  This response is provided on behalf of LaSalle Investment
Management,
 Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December 31 of the year covered by
 the statement, or as of the last day of any month described in Rule
 13d-1(b)(2),
if applicable, exceeds five percent, provide the following information as of that
 date and identify those shares which there is a right to acquire.
     LaSalle Investment Management, Inc. provides the following information:
	(a)	Amount Beneficially Owned
      	388,078
	(b)	Percent of Class
      	0.4%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
disposition of
      		388,078

		(iv)	shared power to dispose or to direct the
disposition of
      		0

     LaSalle Investment Management (Securities), L.P. provides the following
information:
	(a)	Amount Beneficially Owned
      	4,663,492

	(b)	Percent of Class
      	4.9%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		699,450

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
disposition of
      		4,663,492

		(iv)	shared power to dispose or to direct the
disposition of
      		0

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
 percent of the class of securities, check the following ?.


Item 6.	Ownership of More than Five Percent on Behalf of Another Person

      	Not applicable.


Item 7.	Identification and Classification of the Subsidiary Which
 Acquired
the Security Being Reported on By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members of the Group

      	The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or
 influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 7, 2011


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Marci S. McCready_
Name:	Marci S. McCready
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Marci S. McCready
Name:	Marci S. McCready
Title:	Vice President



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